CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT



1. THIS AGREEMENT is effective 09/18/95 ("Effective Date"), and is made by and between Compaq Computer Corporation ("COMPAQ"), a Delaware, U.S.A. corporation and NetWorth, Inc. ("NETWORTH"), a Delaware, U.S.A. corporation.

2. It is contemplated that NETWORTH may be disclosing certain confidential and/or proprietary information to COMPAQ regarding a Product Roadmap of NETWORTH's Hub and Switch Product Line (hereinafter referred to as "Information"). COMPAQ and NETWORTH agree that the terms of this Agreement shall apply to any Information that may be disclosed between the Effective Date and 9/18/96, and that such Information shall be treated in the manner described in this Agreement.

3. COMPAQ acknowledges that the above-described Information is confidential and/or proprietary to NETWORTH and is claimed to be a valuable, special, and unique asset of NETWORTH. Accordingly, NETWORTH and COMPAQ agree that, for a period of three (3) years from the date any such Information is disclosed, COMPAQ will:

               (a)   maintain the Information in confidence;
               (b) disclose such Information received from NETWORTH only to its employees and subcontractors that have a need to know such Information; and
               (c) not disclose any portion of the Information received from NETWORTH to any other third party without the prior written consent of NETWORTH, even if such third party is under similar restriction on disclosure with NETWORTH.

4. COMPAQ agrees to use the same degree of care to protect the confidentiality of all Information it receives as it uses to protect its own confidential and proprietary Information that it does not wish to have published or disseminated. However, in no event shall COMPAQ use less than a reasonable degree of care to protect the Information received from NETWORTH.

5. Information disclosed by NETWORTH that NETWORTH, in good faith, regards as confidential and/or proprietary shall be clearly marked as "Confidential," "Proprietary," or bear any other appropriate notice indicating the sensitive nature of such Information. Any Information not easily marked, including Information that may be orally disclosed, shall, at the time of disclosure, be identified as confidential and, within thirty (30) days of its disclosure, be summarized in writing and designated confidential by NETWORTH.

6. Information shall not be afforded the protection of this Agreement if such Information:

         (a) has been, is now, or later becomes publicly available through no fault of COMPAQ;
         (b) has been, is now, or later becomes rightfully learned by COMPAQ from a third party who is not under restriction or duty imposed by NETWORTH;
         (c) has been, is now, or later is furnished to third parties by NETWORTH if such disclosure is, or has been, made to third parties without similar restriction;
         (d) was known to COMPAQ prior to the date it received such Information from NETWORTH; or,
         (e) has been, is now, or later is independently developed by COMPAQ without use of or resort to such Information.

7. If only a portion of the Information falls under one of the above Subsections 6(a) - 6(e), then only that portion shall be excluded from the terms and conditions of this Agreement.

8. If COMPAQ is confronted with legal action to disclose Information received under this Agreement, COMPAQ shall promptly notify NETWORTH, and reasonably assist NETWORTH in obtaining a protective order requiring that any portion of the Information required to be disclosed be used only for the purpose for which a court issues an order, or for such other purposes as required by law.

9. All Information disclosed under this Agreement shall remain the property of NETWORTH. At NETWORTH's request, all information received by COMPAQ in tangible form shall be promptly returned or destroyed.

10. The terms of confidentiality under this Agreement shall not be construed to limit COMPAQ's right to independently develop or acquire products, as long as such development or acquisition is not in violation of the obligations of confidence of this Agreement. Further, COMPAQ shall be free to use for any purpose (including but not limited to, use in the development, manufacture, marketing, and maintenance of its own products and services) the Residuals resulting from access to or work with such Information, provided that COMPAQ maintains the confidentiality of the Information as provided herein. The term "Residuals" shall mean information in non-tangible form that may be retained by persons who have had rightful access to the Information, including ideas, concepts, know-how, or techniques contained therein. Notwithstanding the provisions of this Section, during the term of this Agreement, COMPAQ may not avoid its obligations toward a particular item of Information merely by having a person commit such item to memory so as to reduce it to a non-tangible form. COMPAQ shall not have any obligation to limit or restrict the assignment of any person, who has had access to the Information, or to pay royalties for anything resulting from the use of Residuals. However, the foregoing shall not be deemed to grant COMPAQ a license under the NETWORTH's copyrights or patents.

11. Nothing in this Agreement shall be construed as granting a license to any patent or copyright. The disclosure of Information shall likewise not be construed as any representation, warranty, assurance, guaranty, or inducement by NETWORTH with respect to infringement of any patent or other proprietary right.

12. All notices required to be given shall be considered as given upon certified or registered mailing, if postpaid and addressed as follows (unless the addresses have been changed by written notice):

                           COMPAQ Computer Corporation
                           Attention:  Legal Department
                           Mail Code 110701
                           P.O. Box 692000
                           Houston, TX  77269-2000

                           NetWorth, Inc.
                           Attention:  John McHale
                           8404 Esters Boulevard
                           Irving, TX  75063

13. This Agreement shall be interpreted in accordance with the laws of the State of Texas.

14. COMPAQ covenants that, absent any required prior authorization from the Office of Export Licensing, U.S. Department of Commerce, it will not knowingly export or re-export (as defined in Part 779 of the Export Administration Regulations ("Regulations")), directly or indirectly, through its affiliates, licensees, or subsidiaries, any of the Information (or any product, process, or service resulting directly therefrom) it receives hereunder, or under any ancillary agreements, in violation of any applicable portion of the export rules or Regulations.

15. This Agreement embodies the entire understanding between the parties pertaining to the subject matter hereof. The parties acknowledge that they are not relying on any representation, promise, or other statement, whether written or oral, that is not expressly contained in this Agreement. Neither party shall be obliged by this Agreement to purchase the goods and/or services of the other party. This Agreement shall not be modified except by a writing duly executed by, or on behalf of, the party against whom such modification is sought to be enforced.

16. IN WITNESS WHEREOF, the persons signing below warrant that they are duly authorized to sign for, and on behalf of, the respective parties. This Agreement has been executed in duplicate originals.

COMPAQ COMPUTER CORPORATION                  NETWORTH, INC.



By: /s/ Doug Pushard                         By: /s/ Paul Zito
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Name:   Doug Pushard                         Print Name:
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Title:  Vice President                       Print Title:
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      Internetworking Products
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Date:_________________________               Date:__________________________